Exhibit 99.1

KKR Appoints Arturo Gutiérrez and Dane Holmes as New Independent Directors

NEW YORK, March 4, 2021 — KKR & Co. Inc. (NYSE: KKR) today announced that Arturo Gutiérrez and Dane Holmes have been appointed to the Board of Directors of KKR & Co. Inc.  Their appointments will bring the number of independent directors to nine out of a total of thirteen Board seats.

Mr. Gutiérrez is the Chief Executive Officer of Arca Continental, S.A.B. de C.V., one of the largest Coca-Cola bottlers in Latin America.

Mr. Holmes is the Chief Executive Officer and Co-Founder of Eskalera Inc. and the former head of Human Capital Management at Goldman Sachs Group, Inc. where he served as a member of its Management Committee and Partnership Committee.

KKR’s other independent directors include Mary Dillon (Chief Executive Officer of Ulta Beauty, Inc.), Joseph Grundfest (Stanford Law Professor and former Commissioner of the Securities and Exchange Commission), John Hess (Director and Chief Executive Officer of Hess Corporation), Xavier Niel (Deputy Chairman and Chief Strategy Officer of Iliad SA), Patricia Russo (former Chief Executive Officer of Alcatel-Lucent), Thomas Schoewe (former Chief Financial Officer of Walmart) and Robert Scully (former member of the Office of the Chairman of Morgan Stanley).

About KKR
KKR is a leading global investment firm that offers alternative asset management and capital markets and insurance solutions. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and supporting growth in its portfolio companies and communities. KKR sponsors investment funds that invest in private equity, credit and real assets and has strategic partners that manage hedge funds. KKR’s insurance subsidiaries offer retirement, life and reinsurance products under the management of The Global Atlantic Financial Group. References to KKR’s investments may include the activities of its sponsored funds and insurance subsidiaries. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR's website at www.kkr.com and on Twitter @KKR_Co.

CONTACT INFORMATION
Investor Relations:
Craig Larson
Tel: +1-877-610-4910 (U.S.) / +1-212-230-9410
investor-relations@kkr.com

Media:
Kristi Huller
Tel: +1-212-750-8300
media@kkr.com